Exhibit 8.2

Fulbright & Jaworski LLP

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

United States

Tel +1 713 651 5151

Fax +1 713 651 5246

nortonrosefulbright.com

December 20, 2013

F&M Bancorporation Inc.

1330 South Harvard Avenue

Tulsa, Oklahoma 74112

Ladies and Gentlemen:

We have acted as counsel to F&M Bancorporation Inc., a Delaware corporation (“FMBC”), in connection with (i) the proposed merger (the “Merger”) of FMBC with and into Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), pursuant to the Agreement and Plan of Reorganization, dated as of August 29, 2013, as amended (the “Merger Agreement”), entered into by and among Prosperity, FMBC and the other persons who are signatories thereto, and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Form S-4”), which includes the proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2013. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Form S-4, (iii) the representation letters of Prosperity and FMBC delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”), and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Form S-4, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, covenants, and warranties provided or made by Prosperity and FMBC in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, warranties, Documents, or assumptions on which our opinion is based could affect our conclusion.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

F&M Bancorporation Inc. December 20, 2013 Page 2

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to our opinion.

Based upon the foregoing and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Form S-4, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, insofar as it relates to U.S. federal income tax law, is accurate in all material respects.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in the information, facts, statements, representations, covenants, Documents, assumptions, or legal authorities on which our opinion is based, or any inaccuracy in any of the information, facts, statements representations, warranties, covenants, Documents, or assumptions upon which we have relied in rendering our opinion.

Our opinion set forth above is being rendered solely in connection with the filing of the Form S-4. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Fulbright & Jaworski LLP